As filed with the Securities and Exchange Commission on November 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Venu Holding Corporation

(Exact name of registrant as specified in its charter)

Colorado	7900	82-0890721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(719) 895-5483

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JW Roth

Chief Executive Officer

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(719) 895-5483

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter F. Waltz, Esq. Katherine E. Rios, Esq. Dykema Gossett PLLC 111 East Kilbourn Avenue Suite 1050 Milwaukee, Wisconsin 53202 (414) 488-7321	Brad L. Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Phone: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (Registration No. 333-281271)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Venu Holding Corporation (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement relates to the Registrant’s public offering of shares of its common stock, par value $0.001 per share (the “Common Stock”), contemplated by the Registration Statement on Form S-1, as amended (Registration No. 333-281271) (the “Initial Registration Statement”), previously filed by the Registrant with the Commission pursuant to the Securities Act and declared effective by the Commission on November 12, 2024.

The Registrant is filing this Registration Statement for the sole purposes of increasing the aggregate number of shares of Common Stock to be offered by the Registrant and the aggregate number of warrants to be issued to the representative of the underwriters, including securities that may be sold as part of the representative’s over-allotment option to purchase additional shares of Common Stock, and the aggregate number of shares of Common Stock underlying such warrants, to be registered for sale. The aggregate number of shares of Common Stock offered by the Registrant is being increased by up to 241,500 shares, which includes 30,000 shares that may be sold upon exercise of the representative’s over-allotment option, and 10,000 shares that may be sold upon exercise of the representative’s warrants, or 11,500 shares if the representative exercises its over-allotment option in full. The contents of the Initial Registration Statement, including all amendments and exhibits thereto, are incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dykema Gossett PLLC
23.1	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm
23.2	Consent of Dykema Gossett PLLC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107	Filing Fee Table

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-281271), originally filed with the Securities and Exchange Commission on August 6, 2024, and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Colorado Springs, Colorado, on November 26, 2024.

Venu Holding Corporation

By:	/s/ JW Roth
JW Roth
Founder, Chief Executive Officer, and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JW Roth	Chief Executive Officer, Chairman, and Director (Principal Executive Officer)	November 26, 2024
JW Roth

/s/ Heather Atkinson	Chief Financial Officer, Secretary, Treasurer, and Director (Principal Financial and Accounting Officer)	November 26, 2024
Heather Atkinson

/s/ Mitchell Roth*	Director	November 26, 2024
Mitchell Roth

/s/ Steve Cominsky*	Director	November 26, 2024
Steve Cominsky

/s/ Matt Craddock*	Director	November 26, 2024
Matt Craddock

/s/ Chad Hennings*	Director	November 26, 2024
Chad Hennings

/s/ Dave Lavigne*	Director	November 26, 2024
Dave Lavigne

*By:	/s/ JW Roth
Attorney-in-Fact